Exhibit 23.1
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           Consent of Independent Registered Public Accounting Firm
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The Board of Directors
AMCORE Financial, Inc.:

We consent to the use of our reports dated March 10, 2006, with respect to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP


Chicago, Illinois
August 31, 2006